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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN MURRAY F. BRENNAN, M.D. PATRICK B. CLINE THOMAS R. DIBENEDETTO IAN A. GORDON JOHN MCDUFFIE JOHN MUELLER (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN

COMMENTS ON QUALITY SYSTEMS' ANNOUNCEMENT OF STRATEGIC PLAN

Calls on Shareholders to Vote the GOLD Proxy Card

To Assure Oversight by a Board Committed to All Shareholders

New York, NY – August 1, 2012 –Ahmed D. Hussein commented on the announcement by Quality Systems, Inc. (NASDAQ: QSII) ("QSI") of details of its strategic plan as follows, "I have stated repeatedly in my filings that the QSI board of directors has failed to ask management for a strategy and business plan to set a direction for the company.  Who approved the strategy announced by the company?  As a sitting director, I have reviewed the board packages of meeting materials and attended the board meetings, and I am not aware of any such decision by the board."

Mr. Hussein continued, "QSI's management claims that they can only achieve their goals and implement their strategy under the direction of the present chairman and the present board!   I am confident that management can better achieve their goals with the assistance and guidance of a proactive board that will not try to micromanage the company, but rather help QSI's management formulate and execute a business plan with the flexibility to meet future opportunities and challenges facing QSI, as well as holding management accountable for their performance on behalf of all shareholders."

"The choice that faces QSI's shareholders on August 16, 2012, is not between management and my slate of nominees, but rather between the present board and my alternate slate of nominees."

"The shareholders are fortunate to have a director with impeccable credentials and decades of experience as an end user of electronic health records and billing software in the form of Murray Brennan", Mr. Hussein observed.  "Dr. Brennan is Vice President, International Programs, Benno C. Schmidt Chair in Clinical Oncology at the Memorial Sloan-Kettering Cancer Center.  He is Emeritus Chairman of the Memorial Sloan-Kettering Cancer Center’s Department of Surgery and previously served as its Chairman from 1985 to 2007. Dr. Brennan has also served as director of the American Board of Surgery, Chairman of the American College of Surgeons Commission on Cancer, President of the Society of Surgical Oncology, President of the American Surgical Association, and Vice President of the American College of Surgeons.  He is currently a member of the Institute of Medicine of the National Academy of Sciences.  Dr. Brennan understands both the U.S. and international markets for the company's products.  He fills a critical need on our board."

Another of Mr. Hussein's nominees is Patrick Cline, QSI’s former President, Chief Strategy Officer and a director until his resignation in December 2011 and the primary architect of QSI's growth through his leadership of the NextGen division for more than 13 years.  A third nominee, Lieutenant General (Ret) John “Mike” McDuffie, has been the Vice President of Americas Services, Sales and Business Development covering the United States, Canada, and Latin America of Microsoft Corporation since 2009.  Mr. Hussein commented, "These nominees would bring relevant industry knowledge and experience to bear on QSI's business strategy as part of a strong slate of business leaders in their respective fields."

Mr. Hussein's nominees are Murray F. Brennan, M.D., Patrick B. Cline, Thomas R. DiBenedetto, Ian A. Gordon, Lieutenant General (Ret) John "Mike" McDuffie, John "Jack" Mueller, in addition to himself.  Shareholders are urged to read the definitive proxy statement and other materials posted at www.abetterqsii.com and support this outstanding slate of nominees for election at QSI's annual shareholders' meeting on August 16, 2012.   Call AST Phoenix Advisors at (800) 581-4729 for information on how to vote the GOLD proxy card.